EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-105168 of Sunterra Corporation on Form S-1 of our report dated May 15, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the fact that such consolidated financial statements do not purport to provide for the consequences of Sunterra Corporation’s filing for reorganization under Chapter 11 of the United States Bankruptcy code, uncertainty concerning certain matters that raised substantial doubt about Sunterra Corporation’s ability to continue as a going concern, and the change in Sunterra Corporation’s method of accounting for developer paid owners’ association fees and property taxes during the developer guarantee and subsidy periods of real estate project developments), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Orlando, Florida

May 29, 2003